EXHIBIT 10.1

CONFIDENTIAL SEVERANCE AGREEMENT
AND FULL AND GENERAL RELEASE

The purpose of this Confidential Severance Agreement and Full and General Release (this “Agreement”) is to set forth the terms and conditions of your separation from employment with Immunic, Inc., a Delaware corporation (the “Company”).

For good and sufficient consideration, the receipt of which is acknowledged, the Company and Sanjay Patel (“Employee” or “you”) agree as follows:

1.                  Separation Date. Employee’s separation from employment with the Company is effective April 17, 2020 (the “Separation Date”). You agree to work cooperatively with the Company to transition your job duties in an orderly manner. You acknowledge and agree that after the Separation Date, you shall not represent yourself as being an officer, employee, agent, or representative of the Company for any purpose. In addition, by execution of this Agreement, as of the Separation Date, you hereby resign from all positions with the Company.

2.                  Benefits Payable.

(a)               In addition to Employee’s regular compensation through the Separation Date, and assuming Employee timely executes and returns this Agreement, does not timely and properly revoke it and otherwise complies with its terms, as stated herein, the Company agrees to continue to pay Employee’s base salary in accordance with the Company’s standard payroll practices, less applicable taxes, withholdings, and any deductions, for a period of six (6) months following his Separation Date (the “Severance”) in exchange for the covenants, conditions, and obligations set forth in this Agreement. Notwithstanding the foregoing, any Severance that, but for this sentence, would be payable to Employee prior to the first pay date occurring at least five (5) business days after the Effective Date of this Agreement (as defined in Section 10(h) below) shall be suspended until the first pay date commencing at least five (5) business days after the Effective Date of this Agreement. This payment is for disputed compensation. The Company will issue Employee an IRS Form W-2 in connection with payment of the Severance.

(b)               Pursuant to the Employment Agreement entered into by Employee and Company dated July 15, 2019 (the “Employment Agreement”), Employee was provided an Equity Award. Twenty-five percent (25%) of Employee’s Equity Award (the “Vested Award”) shall vest five (5) business days after the Effective Date of this Agreement (as defined in Section 10(h) below). Except as specifically set forth herein, you hereby relinquish and surrender to the Company any and all rights to any stock options or equity interests you may have in the Company, other than the Vested Award.

(c)               The Company shall provide Employee with a reimbursement, up to and through April 17, 2021 (“Reimbursement Period”), of Employee’s health-, vision-, and dental-insurance premiums through COBRA, if Employee continues his existing health-, vision-, and dental-insurance coverage under the Company’s plans after the Termination Date (“COBRA Reimbursement”). The COBRA reimbursement is conditioned upon Employee’s submission to the Company of proof of payment of premiums under COBRA. Upon the Company’s approval of the proof of payment submitted by Employee, the Company will provide the COBRA Reimbursement to Employee within ten (10) business days.

(d)               To the extent applicable, Employee shall receive under separate cover information concerning rights to continue Employee’s participation in any Company-sponsored group health, life insurance plan, and/or 401(k) retirement plan in accordance with applicable law. Employee’s benefits in all other Company-sponsored benefit plans shall terminate in accordance with the terms and conditions of such plans.

(e)               Employee acknowledges that the Severance is good and valuable consideration in exchange for this Agreement, and further acknowledges and agrees that other than the Severance, the Company has paid Employee all compensation due and owing to Employee related to any employment relationship between Employee and the Company, including, without limitation, all salary, commissions, bonuses, sick pay, vacation pay, paid time off, and/or any other benefits.

3.                  Employee’s Restrictive Covenants. Employee explicitly agrees and understands that he remains bound and will abide by the terms and conditions set forth in the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement attached to the Employment Agreement as Exhibit B. Employee also acknowledges and agrees that any breach of such covenants shall be deemed to be a material breach of this Agreement by Employee.

4.                  Release.

(a)               In consideration of the Severance and set forth above, and as a material inducement to the Company to enter into this Agreement, you agree, for yourself, your heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for you, or anyone making a claim on your behalf (for purposes of this Section, “Employee”), to irrevocably and unconditionally waive, release and forever discharge the Company and their respective present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, members, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”) from any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including but not limited to any rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Employment Retirement Income Security Act, COBRA, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Age Discrimination in Employment Act Amendments of 1990 (sometimes known as the “Older Workers Benefit Protection Act”), the New York Minimum Wage Act, The New York Wage Theft Prevention Act, the Worker Adjustment Retraining Notification Act (“WARN”), the New Jersey Law Against Discrimination, the Connecticut Human Rights and Opportunities Act, the Connecticut Minimum Wage Act, the New York City Human Rights Law, the New York State Human Rights Law, any claim under any New York City or New York state wage and hour statute, regulation, or common law, any claim under any local, state or federal common law, statute, regulation or ordinance, breach of contract claims, breach of any collective bargaining agreement claims, and all demands, damages, expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Employee may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the termination thereof, through the date of this Agreement, subject, however, to Employee’s right to receive continuation coverage under COBRA pursuant to his elections for as long as he is eligible to do so and makes payments therefor.

(b)               Employee acknowledges that the sum paid by the Company under this Agreement is adequate consideration for his execution of this Agreement, and the Employee further acknowledges that the sum is in excess of any amounts to which he may otherwise be entitled under any contract or other agreement Employee may have with the Company.

(c)               Nothing in this Agreement shall limit or impede your right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), any Federal, State, or Local Agency, or to file a claim for unemployment benefits, and/or any causes of action which by law you may not legally waive.

(d)               THIS MEANS THAT BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF YOUR EMPLOYMENT WITH THE COMPANY, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

5.                  Covenant Not to Sue. Employee agrees and covenants, except as allowed by law with regard to this Agreement, not to sue or file any claims against the Released Parties with regard to any matters arising prior to the execution of this Agreement. Employee represents and warrants that no such claim has been filed to date. Notwithstanding any other provision of this Agreement, Employee shall retain the right to bring any action or proceeding to enforce this Agreement.

6.                  Non-Disparagement; Assistance.

(a)               Employee agrees not to in any way or to any extent slander, libel, disparage, or otherwise impair the reputation, goodwill, or commercial interest of the Company and the Released Parties, including but not limited to their employees, officers, directors, members, management, shareholders, agents and/or the Company’s or the Released Parties’ performance, clinical products, intellectual property, work product or method of operating, provided, however, that Employee’s obligation to tell the truth or produce documents in response to any duly issued subpoena or order to appear in any action, proceeding, or investigation shall in no way be constrained; provided that if Employee receives a subpoena or becomes subject to any legal obligation that might require Employee to disclose information regarding the Company or any of the Released Parties, Employee will provide written notice of that fact to Company within one (1) business day of receipt, enclosing a copy of the subpoena and any other documents describing the legal obligation. Employee agrees that Employee will not, without first obtaining written approval from the Company: (i) make any public statement in the nature of a press release or media interview with respect to any aspect of his employment with the Company or any of its operating units, subsidiaries or affiliates, or (ii) make any statement, written or oral, with respect to past or projected future financial or other performance of the Company or any of its operating units, subsidiaries or affiliates.

(b)               The Company shall use its commercially reasonable efforts to assist Employee in his pursuit of an alternative employment opportunity. Nothing in this Section 6(b) shall require the Company or any of its directors, officers, employees, stockholders, attorneys, agents to make any statement which is not truthful or which would subject the Company or any of its directors, officers, employees, stockholders, attorneys, agents to any potential liability or which would require any public disclosure of any kind.

7.                  No Re-Employment. Employee waives any claim for reinstatement, and specifically agrees he will not ever seek employment or application with the Company or with any of the Company’s affiliated entities at any time in the future. Employee agrees that any attempt to obtain employment or re-employment with Company or its affiliated entities will constitute a breach of this Agreement, and that Company or its affiliated entities may rely upon such breach in refusing employment to Employee or in discharging Employee from employment.

8.                  Company Confidential Information.

(a)               Employee agrees not to disclose any “Confidential Information” which Employee acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company or entities or individuals with whom the Company does business. “Confidential Information” shall mean information, material, and trade secrets proprietary to the Company or to any related or affiliated entity of the Company or designated as confidential by the Company, whether or not owned or developed by the Company, of which Employee obtained knowledge or to which Employee obtained access, through or as a result of the Services provided to the Company or to any related or affiliated entity of the Company (including information conceived, originated, discovered or developed in whole or in part by Employee in connection with the Services provided to the Company or to any related or affiliated entity of the Company). Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): data, documentation, diagrams, flow charts, formulas, research, economic and financial analysis, customer lists, potential customer lists, developments, processes, procedures, employment policies, employment practices, employment procedures, “know how,” marketing techniques and materials, marketing and development plans, customer names, customer lists, and other information related to customers, price lists, pricing policies, the Company-derived market information and financial information.

(b)               Employee shall not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of the Company’s trade secrets that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Employee shall not be held criminally or civilly liable under any federal or state trade- secret law for the disclosure of the Company’s trade secrets that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or pursuant to a duly issued subpoena in any civil or criminal proceeding or investigation, provided that arrangements are made in such proceeding or investigation to keep the disclosed information confidential. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade-secret information in the court proceeding, so long as Employee files any document containing the trade secrets under seal and does not disclose the trade secrets, except pursuant to court order.

9.                  Injunctive Relief/Breach of this Agreement.

(a)               Employee acknowledges that any breach of this Agreement would cause irreparable injury to the Company and/or the Released Parties and that their remedy at law would be inadequate and, accordingly, consents to and agrees that temporary and permanent injunctive relief may be granted, without bond, in any proceeding which may be brought to enforce this Agreement, without the necessity of proof of actual damage. This right to an injunction shall not prohibit the Company from pursuing any other remedies available to it including, but not limited to, the recovery of damages. Employee further agrees that the Company may, on three (3) days’ notice to Employee, furnish a copy of this Agreement to any prospective employer of Employee, but only if a copy of this Agreement so provided is complete and un-redacted.

(b)               If either party shall violate the terms of this Agreement, the violating party (i) shall forfeit all rights to future benefits under this Agreement; (ii) shall refund to the Company the amount of Severance paid pursuant to this Agreement; (iii) must pay reasonable attorneys’ fees and all other costs incurred by the Company as a result of Employee’s breach; and (iv) acknowledges that the Company may pursue any other remedies available to it as a result of Employee’s breach including, but not limited to, the recovery of damages.

10.              Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act. Employee acknowledges that:

(a)               Employee is specifically releasing any and all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;

(b)               This Agreement does not waive rights or claims that arise after the date this Agreement is executed;

(c)               Employee has signed this Agreement of Employee’s own free will in exchange for the consideration stated above, which Employee acknowledges constitutes full, fair, reasonable and adequate consideration, to which Employee is not otherwise entitled, for the affirmations, certifications, representations and promises made herein;

(d)               Employee has carefully read and fully understands all the provisions of this Agreement, including Section 10 of this Agreement entitled “Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act,” and that Employee has been afforded twenty-one (21) days to consider the terms hereof; Employee agrees that changes made to this Agreement at Employee’s request do not restart the twenty-one (21) day period which Employee has to review this Agreement;

(e)               Employee has been advised in writing by this Agreement that Employee should consult with an attorney prior to executing this Agreement;

(f)                Employee understands and agrees that this Agreement shall not become effective or enforceable until seven (7) calendar days (pursuant to the OWBPA) after it is executed by Employee and during that seven (7) day period (the “Revocation Period”), Employee may revoke or rescind this Agreement. If Employee wishes to revoke or rescind this Agreement, Employee agrees to do so in writing within seven (7) days and deliver such written notice of Employee’s intent to revoke by certified mail to: Immunic, Inc., 1200 Avenue of the Americas, Suite 200, New York, NY 10036, Attention CEO. If Employee does not timely revoke or rescind, this Agreement goes into force and effect on the eighth day following its execution;

(g)               Employee also understands that should Employee decide to revoke or rescind this Agreement within seven (7) days of signing, the Agreement will not be effective and the monies and other consideration which the Company has promised to provide Employee shall not be paid or provided; and

(h)               this Agreement shall not become effective until the calendar day following the last day of the Revocation Period (the “Effective Date”) and shall become effective only if Employee timely and properly executes and returns this Agreement, does not timely and properly revoke Employee’s acceptance of it.

11.              Compliance with Section 409A of the Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and Treasury guidance promulgated thereunder. If it is determined in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, then the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. As used in this Agreement, the terms “termination of employment,” “separation,” and words of similar import mean, for purposes of any payment under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code.

12.              Confidentiality. You understand and agree that the existence, terms, and conditions of this Agreement shall be deemed to be fully confidential and you agree not to disclose these terms to any other person or entity, except as may be required by law (including pursuant to any governmental investigation), and to your accountants, attorneys and/or spouse/significant other, provided that each agrees to abide by the confidentiality provisions of this Agreement.

13.              Property.

(a)               Employee represents and warrants that, Employee has not retained any copies, electronic or otherwise, of any tangible and intangible property and Confidential Information, as defined in Section 8, belonging to the Company. Such property includes but is not limited to any and all financial records and data; any written material in Employee’s possession including but not limited to product information, engineering information, customer lists, and the Company policies and procedures; automobiles; credit cards; keys; equipment not otherwise purchased; product and/or customer lists and data; contracts; personnel information; project development information; written proposals and studies; and proprietary software purchased or developed by or for the benefit and use of the Company.

(b)               To the extent Employee discovers that he has any property of the Company in his possession, Employee shall notify the Company and return such property to the Company immediately. If Employee fails to return any and all of the Company’s Confidential Information in his possession, custody, and/or control, it constitute a material breach of this Agreement.

(c)               Notwithstanding the foregoing, Employee shall be obligated and must immediately return to the Company any and all property of the Company, including, but not limited to any Company property that Employee has in his possession, e.g., laptop computer, iPad, access card, office keys, social media passwords, account passwords, etc. in his possession at the time of his termination. All such property must be received by Company within seven (7) days of execution of this Agreement.

(d)               The Company does hereby agree that the property of Employee which is currently in the Company’s New York office may, at Employee’s expense, be recovered by Employee at a mutually acceptable time within six (6) months of the execution of this Agreement and in a manner that does not interrupt the operations of the Company. If Employee is unable to reasonably remove this property within this six-month period, the Company shall extend this period for up to an additional six (6) months.

14.              Miscellaneous. Employee agrees to make Employee reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, any entity related to the Company, or any of its agents, officers, directors, members or employees. Employee will cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its agents, officers, directors, members or employees, whether administrative, civil, criminal in nature, in which and to the extent the Company deems your cooperation necessary. In the event you are subpoenaed or otherwise ordered to appear in connection with any civil or criminal proceeding or investigation, you will immediately notify the Company. Reasonable actual expenses incurred by the Employee and pre-approved by the Company arising from these matters will be reimbursed by the Company upon sufficient proof. Employee agrees to comply with any executed agreement concerning Confidential Information and/or Non-Disclosure Agreement, or any such other similar agreement.

15.              Taxes. You shall be liable for and shall pay all federal, state, and local income or other similar taxes, and all related interest, penalties, or other liabilities and costs, that may be due in connection with the payments and benefits to be made to you hereunder. The Company shall have the right to withhold from any such payments all amounts necessary to satisfy its withholding obligations with respect thereto. You acknowledge that the Company has not made representations or warranties of any kind regarding the tax consequence, if any, of any payments or benefits described herein. You hereby agrees to indemnify the Company and the Released Parties from any liability for taxes arising out of the Severance including, but not limited to liability arising from Section 409A of the Internal Revenue Code of 1986, as amended.

16.              Successors. This Agreement binds and inures to the benefit of Employee’s heirs, administrators, representatives, executors, successors and assigns, and all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.

17.              Entire Agreement/Modification. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against Employee, the Company or any Released Party. This Agreement sets forth the entire Agreement between Employee and the Company, and may not be modified except by a writing signed by both you and an authorized official of the Company.

18.              Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, and all such counterparts taken together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile or PDF (via e-mail) and shall be binding upon the parties transmitting the same.

19.              Severability. The parties hereto believe that the provisions of this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the parties. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

20.              CONFLICT OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF NEW YORK. SUBJECT TO SECTION 21, THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE STATE COURTS IN NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE PARTIES CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 20 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF THIS AGREEMENT IN ANY OTHER JURISDICTION.

21.              Arbitration. Employee hereby waives and shall not seek a jury trial in any lawsuit, proceeding, claim, counterclaim, defense or other litigation or dispute under or in respect of this Agreement. Employee agrees that any such dispute relating to or in respect of this Agreement, (other than injunctive or equitable relief which, at the Company’s option, may be sought in any federal or state court having jurisdiction) shall be submitted to, and resolved exclusively pursuant to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association including Expedited Procedures for Emergency Relief which are expressly adopted herein. Such arbitration shall take place in the New York City, New York Metropolitan Area or other mutually agreeable location and shall be subject to the substantive laws of the State of New York. Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties. The prevailing party in arbitration shall be entitled to recover reasonable costs and attorneys’ fees from the other party. Upon the conclusion of arbitration, the parties may apply to any federal or state court having jurisdiction to enforce the decision pursuant to such arbitration.

[SIGNATURES ARE ON THE NEXT PAGE]

I have carefully read this Agreement; I fully understand the Agreement’s contents and the effects thereof, including the Release in Section 3, I understand that I have a right to review this Agreement with an attorney of my choice, and I have executed the same of my own free will, without any coercion by the Company, the Released Parties, or any of the Company’s or the Released Parties’ directors, officers, employees, agents or representatives.

Sanjay Patel

/s/ Sanjay Patel

Date: April 17, 2020

Immunic, Inc.

By: /s/ Daniel Vitt

Daniel Vitt

Chief Executive Officer

Date: April 17, 2020

10